EXHIBIT 99.1

Investments in Services Drove
Yelp's First Quarter 2024 Results

Net Revenue increased by 7% year over year to $333 million

Net Income increased from the prior year to $14 million, reflecting a 4% margin

Adjusted EBITDA grew 19% year over year to $64 million

SAN FRANCISCO--(BUSINESS WIRE)-- May 9, 2024-- Yelp Inc. (NYSE: YELP), the trusted platform that connects people with great local businesses, today announced its financial results for the first quarter ended March 31, 2024 in the Q1 2024 Shareholder Letter available on its Investor Relations website at yelp-ir.com.

“In the first quarter, the strength and momentum in our services categories, particularly home services, offset a challenging environment for our restaurant, retail and other categories,” said Jeremy Stoppelman, Yelp’s co-founder and chief executive officer. “Request-a-Quote projects increased approximately 20% year over year, reflecting early positive results from our efforts to acquire services projects through paid search. We continued to execute against our robust product roadmap with the launch of Yelp Assistant, a conversational AI feature that intelligently guides consumers through the process of finding the right service pro for their project. I’m excited about the opportunities ahead to drive profitable growth and shareholder value over the long term.”

“Solid performance in our services categories coupled with our disciplined approach to growth set a strong foundation for the year,” said David Schwarzbach, Yelp’s chief financial officer. “In the first quarter, we recorded a 7% year-over-year increase in net revenue, with net income rising from the prior year to $14 million. Adjusted EBITDA grew by 19% year over year to $64 million, surpassing the high end of our outlook range and representing a 19% margin. Our strategic investments continue to show positive results, which gives us confidence in our outlook for the year.”

Quarterly Conference Call
Yelp will host a live Q&A session today at 2:00 p.m. Pacific Time to discuss the first quarter financial results and outlook for the second quarter and full year 2024. The webcast of the Q&A can be accessed on the Yelp Investor Relations website at yelp-ir.com. A replay of the webcast will be available at the same website.
About Yelp
Yelp Inc. (yelp.com) is a community-driven platform that connects people with great local businesses. Millions of people rely on Yelp for useful and trusted local business information, reviews and photos to help inform their spending decisions. As a one-stop local platform, Yelp helps consumers easily discover, connect and transact with businesses across a broad range of categories by making it easy to request a quote for a service, book a table at a restaurant, and more. Yelp was founded in San Francisco in 2004.
Yelp intends to make future announcements of material financial and other information through its Investor Relations website. Yelp will also, from time to time, disclose this information through press releases, filings with the Securities and Exchange Commission, conference calls, or webcasts, as required by applicable law.
Forward-Looking Statements
This press release contains forward-looking statements relating to, among other things, Yelp’s future performance, including its expected financial results for 2024 and its ability to drive profitable growth and shareholder value over the long term, that are based on its current expectations, forecasts, and assumptions that involve risks and uncertainties.

Yelp’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to:

•macroeconomic uncertainty — including related to inflation, interest rates and supply chain issues, as well as severe weather events — and its effect on consumer behavior, user activity and advertiser spending;
•the prevalence of seasonal respiratory illnesses, impact of fears or actual outbreaks of disease and any resulting changes in consumer behavior, economic conditions or governmental actions;
•Yelp’s ability to maintain and expand its base of advertisers, particularly if advertiser turnover substantially worsens and/or consumer demand significantly degrades;
•Yelp’s ability to drive continued growth through its strategic initiatives;
•Yelp’s ability to continue to operate effectively with a primarily remote work force and attract and retain key talent;
•Yelp’s limited operating history in an evolving industry; and
•Yelp’s ability to generate and maintain sufficient high-quality content from its users.

Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Yelp’s business, operating results and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yelp’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q at yelp-ir.com or the SEC’s website at sec.gov.

Investor Relations Contact:
Josh Willis
ir@yelp.com

Press Contact:
Amber Albrecht
press@yelp.com

YELP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$296,045	$313,911
Short-term marketable securities	124,749	127,485
Accounts receivable, net	147,685	146,147
Prepaid expenses and other current assets	38,421	36,673
Total current assets	606,900	624,216
Property, equipment and software, net	68,166	68,684
Operating lease right-of-use assets	44,524	48,573
Goodwill	102,833	103,886
Intangibles, net	7,309	7,638
Other non-current assets	163,745	161,726
Total assets	$993,477	$1,014,723

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$144,943	$132,809
Operating lease liabilities — current	39,365	39,234
Deferred revenue	6,988	3,821
Total current liabilities	191,296	175,864
Operating lease liabilities — long-term	38,008	48,065
Other long-term liabilities	42,200	41,260
Total liabilities	271,504	265,189

Stockholders' equity:
Common stock	—	—
Additional paid-in capital	1,809,530	1,786,667
Treasury stock	(8,329)	(282)
Accumulated other comprehensive loss	(13,950)	(12,202)
Accumulated deficit	(1,065,278)	(1,024,649)
Total stockholders' equity	721,973	749,534
Total liabilities and stockholders' equity	$993,477	$1,014,723

YELP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Net revenue	$332,752	$312,438

Costs and expenses:
Cost of revenue (1)	27,355	26,059
Sales and marketing (1)	147,791	147,455
Product development (1)	91,227	88,197
General and administrative (1)	45,232	46,509
Depreciation and amortization	9,930	10,805
Total costs and expenses	321,535	319,025
Income (loss) from operations	11,217	(6,587)
Other income, net	7,724	5,212
Income (loss) before income taxes	18,941	(1,375)
Provision for (benefit from) income taxes	4,787	(197)
Net income (loss) attributable to common stockholders	$14,154	$(1,178)

Net income (loss) per share attributable to common stockholders
Basic	$0.21	$(0.02)
Diluted	$0.20	$(0.02)

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders
Basic	68,559	69,821
Diluted	72,247	69,821

(1) Includes stock-based compensation expense as follows:
	Three Months Ended March 31,
	2024	2023
Cost of revenue	$1,401	$1,382
Sales and marketing	8,699	9,114
Product development	23,653	25,867
General and administrative	8,957	9,894
Total stock-based compensation	$42,710	$46,257

YELP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Operating Activities
Net income (loss)	$14,154	$(1,178)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	9,930	10,805
Provision for doubtful accounts	11,645	6,784
Stock-based compensation	42,710	46,257
Amortization of right-of-use assets	3,861	7,899
Deferred income taxes	(1,976)	(19,862)
Amortization of deferred contract cost	6,151	5,738
Asset impairment	—	3,555
Other adjustments, net	161	576
Changes in operating assets and liabilities:
Accounts receivable	(13,183)	(15,283)
Prepaid expenses and other assets	(5,056)	20,709
Operating lease liabilities	(9,713)	(10,397)
Accounts payable, accrued liabilities and other liabilities	14,171	18,641
Net cash provided by operating activities	72,855	74,244

Investing Activities
Purchases of marketable securities — available-for-sale	(22,419)	(53,157)
Sales and maturities of marketable securities — available-for-sale	25,395	23,355
Purchases of other investments	(2,500)	—
Purchases of property, equipment and software	(6,987)	(7,518)
Other investing activities	109	40
Net cash used in investing activities	(6,402)	(37,280)

Financing Activities
Proceeds from issuance of common stock for employee stock-based plans	548	14,647
Taxes paid related to the net share settlement of equity awards	(21,882)	(19,354)
Repurchases of common stock	(62,500)	(49,999)
Net cash used in financing activities	(83,834)	(54,706)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(485)	439

Change in cash, cash equivalents and restricted cash	(17,866)	(17,303)
Cash, cash equivalents and restricted cash — Beginning of period	314,002	307,138
Cash, cash equivalents and restricted cash — End of period	$296,136	$289,835

Non-GAAP Financial Measures
This press release and statements made during the above referenced webcast may include information relating to Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow, each of which the Securities and Exchange Commission has defined as a "non-GAAP financial measure."

We define Adjusted EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income, net; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other income and expense items, such as impairment charges and fees related to shareholder activism that we deem not to be indicative of our ongoing operating performance. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenue. We define Free cash flow as net cash provided by (used in) operating activities, less cash used for purchases of property, equipment and software.

Adjusted EBITDA and Free cash flow, which are not prepared under any comprehensive set of accounting rules or principles, have limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of Yelp’s financial results as reported in accordance with generally accepted accounting principles in the United States (“GAAP”). In particular, Adjusted EBITDA and Free cash flow should not be viewed as substitutes for, or superior to, net income (loss) or net cash provided by (used in) operating activities prepared in accordance with GAAP as measures of profitability or liquidity. Some of these limitations are:

•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, Yelp's working capital needs;
•Adjusted EBITDA does not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to Yelp;
•Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;
•Adjusted EBITDA does not take into account any income or costs that management determines are not indicative of ongoing operating performance, such as impairment charges and fees related to shareholder activism;
•Free cash flow does not represent the total residual cash flow available for discretionary purposes because it does not reflect our contractual commitments or obligations; and
•other companies, including those in Yelp’s industry, may calculate Adjusted EBITDA and Free cash flow differently, which reduces their usefulness as comparative measures.

Because of these limitations, you should consider Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow alongside other financial performance measures, including net income (loss), net cash provided by (used in) operating activities and Yelp’s other GAAP results.

The following is a reconciliation of net income (loss) to Adjusted EBITDA, as well as the calculation of net income (loss) margin and Adjusted EBITDA margin, for each of the periods indicated (in thousands, except percentages; unaudited):

	Three Months Ended March 31,
	2024	2023
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$14,154	$(1,178)
Provision for (benefit from) income taxes	4,787	(197)
Other income, net	(7,724)	(5,212)
Depreciation and amortization	9,930	10,805
Stock-based compensation	42,710	46,257
Asset impairment(1)	—	3,555
Fees related to shareholder activism(1)	599	—
Adjusted EBITDA	$64,456	$54,030

Net revenue	$332,752	$312,438
Net income (loss) margin	4%	—%
Adjusted EBITDA margin	19%	17%
(1) Recorded within general and administrative expenses on our condensed consolidated statements of operations.
The following is a reconciliation of net cash provided by operating activities to Free cash flow for each of the periods indicated (in thousands; unaudited):

	Three Months Ended March 31,
	2024	2023
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow:
Net cash provided by operating activities	$72,855	$74,244
Purchases of property, equipment and software	(6,987)	(7,518)
Free cash flow	$65,868	$66,726

Net cash used in investing activities	$(6,402)	$(37,280)

Net cash used in financing activities	$(83,834)	$(54,706)